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                                                                    Exhibit 23.2
PricewaterhouseCoopers [Logo]




                      Consent of PricewaterhouseCoopers LLP


         We consent to incorporation by reference in the Registration Statement (Form S-8), of our report dated March 11, 1999, relating to the supplemental consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in Exhibit 99 to the 1998 Annual Report on Form 10-K of FirstMerit Corporation filed on March 22, 1999, as amended by Form 10-K/A filed on April 29, 1999.



/s/ PricewaterhouseCoopers LLP


May 19, 1999


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